Exhibit 99.1

                Magnetek Receives Notice Regarding NYSE Listing

     CHATSWORTH, Calif.--(BUSINESS WIRE)--July 3, 2006--On June 27, Magnetek, Inc. (NYSE:MAG) was notified by the New York Stock Exchange ("NYSE") that it is not currently in compliance with the NYSE's continued listing standards. Magnetek is considered "below criteria" by the NYSE because its market capitalization over a consecutive 30-day trading period and its most recently reported total shareholders' equity were both below $75 million.
     In accordance with NYSE procedures, within 45 days Magnetek expects to submit a business plan for regaining compliance with NYSE listing criteria. Also in accordance with NYSE procedures, the Company's NYSE trading symbol "MAG" will be appended with the indicator ".BC" on the consolidated tape. In the event that Magnetek returns to compliance as approved by the NYSE compliance committee, this indicator will be removed.
     Magnetek, Inc. manufactures digital power control products and systems used in applications requiring very reliable, precise, energy-efficient power, including communications, industrial automation, information technology, consumer products, alternative energy, transportation and energy management. The Company reported sales of $242 million for its 2005 fiscal year, ended on July 3, 2005(a).

     (a) Magnetek's fiscal quarters end on the Sundays nearest September 30, December 31, March 31 and June 30.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, business costs and legal proceedings and their effects on the Company's financial results and stock price. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


     CONTACT: Magnetek, Inc.
              Robert Murray, 818-727-2216 (ext. 111)
              bmurray@magnetek.com